Exhibit 10.18
FIRST DATA POS VALUE EXCHANGESM AMENDMENT
TO SERVICE AGREEMENT
     This First Data POS Value Exchange SM Amendment to Service Agreement, by and between First Data Merchant Services Corporation (“FDMS”), and iPayment, Inc., formerly known as iPayment Holdings, Inc. (“Customer”) (this “Amendment”) is made and entered into this 12th day of July, 2007.
RECITALS
     A. Customer and FDMS have previously entered into a Service Agreement dated July 1, 2002, as previously amended (the “Service Agreement”).
     B. FDMS desires for Customer to resell and distribute the First Data POS Value Exchange SM product and related equipment and installation and support services subject to the terms and conditions set forth in the Service Agreement and this Amendment.
     C. Customer desires to resell and distribute such products and services subject pursuant to the terms and conditions of the Service Agreement and this Amendment.
     D. Customer and FDMS now desire to amend the Service Agreement as set forth herein.
AGREEMENT
          1. The terms of this Amendment are effective as of July 1st, 2007.
          2. Exhibit B to the Service Agreement is hereby amended by adding the following First Data POS Value Exchange SM Pricing Schedule at the conclusion of Section II of Exhibit B:
First Data POS Value Exchange SM Pricing Schedule

Item	Supplier, Description	Price
HP rp5000 Base Unit (HP Reseller Model DR081AV)
Processor	Intel® CeleronTM 2.5 GHz
Hard Drive	80 GB
Memory	512 MB
Optical Drive	48X CD-ROM
Modem – Internal	56K Internal Modem
Network Interface	Intel Pro 100/VM NIC
Graphics	Intel Extreme
Input/Output Ports	6 USB, 4 serial, 1 parallel, 1 VGA, Line Out, 2 PS/2, 1 RF-45
Peripherals
Monitor	HP15² LCD flat screen with touch capability	Included
Scanner	HP USB bar code scanner with stand	Included
Receipt Printer 1	HP thermal receipt printer	Included
Cash drawer	HP cash drawer	Included
Key Board	HP USB POS keyboard w/ integrated mouse	Included
Mag stripe reader	HP USB mini mag stripe reader	Included
PIN pad cables	Non-powered cables	Included
Printer Paper	1roll	Included
Cable	6 Ft. USB AB Cable USBA to USBB Gold	Included

Item	Supplier, Description	Price
Software
Operating system	Microsoft® Windows® XP Professional	Included
POS	Microsoft Point of Sale V 2.0	Included
AntiVirus	Microsoft OneCare 1 year or equivalent antivirus	Included
Training	Microsoft Getting Started, Best Practices, Tutorial	Included
First Data Provided
PIN pad	Ingenico i3010	Included
PIN Key Injection	Buypass DUKPT	Included
Services
Integration	IngramMicro Load, test, pack, shipping	Included
Installation	IMSN 1 hour installation	Included
Warranty	HP 3 year warranty on all HP items	Included
Training	Nurol 1 Hour Getting Started Telephone Training	Included
Support	FDMS Level 1 support	Included
	TOTAL BUNDLE A FEE (includes HP rp5000 Base Unit and all “Included” items)	$ *
	TOTAL BUNDLE B FEE (includes Bundle A except for substitution of check reader printer for thermal receipt printer)	$ *
Optional Items (these items may only be purchased at the time of the initial purchase of Bundle A or Bundle B)
Wireless Scanner	Metrologic Wireless scanner w/ bluetooth MK9535	$ *
Customer Display	Logic black pole display USB port powered PD3900UP-BK	$ *
Barcode Printer	Zebra Thermal bar code printer LP2824-21100-0001	$ *
Cash Drawer	HP Cash drawer – extra till insert -A370293	$ *
          3. Section III of Exhibit A to the Service Agreement is hereby amended by adding the following paragraph K:
“K. First Data POS Value Exchange SM Terms and Conditions
Customer acknowledges and agrees to comply with the terms and conditions in this Paragraph with respect to Customer’s resale and distribution of the First Data POS Value Exchange SM product and related equipment (“POSVX Product”), the Software, and related installation and support services (collectively, “POSVX Products and Services”) to Merchants. For purposes of this Paragraph, the “Software” means all operating system and software used in, for or in connection with the POSVX Products and Services that accompanies or is pre-loaded on the POSVX Products, and all APM. “APM” means all materials associated with the POSVX Products and Services, including, but not limited to, the customer manual, recovery media, external media, written instructions, documentation and machine executable code.
A.	FDMS OBLIGATIONS

FDMS will make available to and perform for Customer the POSVX Products and Services. Unless otherwise agreed to by the parties in writing, FDMS will provide the POSVX Products and Services only in the United States and only for Customer to resell and distribute (and not to use, copy, display or modify) within the United States. The parties understand and agree that FDMS will provide some or all of the POSVX Products and Services through the use of subcontractors. FDMS may modify the POSVX Products and Services in its discretion to substitute functional equivalents. FDMS represents and warrants that it has all rights, licenses and sublicenses necessary to appoint resellers and distributors of the POSVX Products and Services perform its obligations with respect to the POSVX Products and Services as set forth in this Paragraph.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

B.	CUSTOMER OBLIGATIONS

FDMS hereby appoints Customer as a nonexclusive reseller and distributor of the POSVX Products and Services to its end-user Merchants under the terms and conditions set forth herein. Customer will make no representations, warranties or promises of indemnification to Merchants with respect to POSVX Products and Services beyond those, if any, expressly permitted by FDMS herein. Customer shall not open any original POSVX Product packaging or use any POSVX Product or the Software and shall ensure that all APM included in any original POSVX Product packaging, including the Software licenses, shall remain in such original packaging for the sole use of the end-user Merchant. For the avoidance of doubt, the parties understand and agree that FDMS shall not be liable to Customer, and Customer shall ensure that its Merchants agree that FDMS shall not be liable to such Merchants, for any claims related to Customer’s or Merchant’s operation of POSVX Products or the Software including, but not limited to, claims related to actions taken by Merchant or its representatives in loading additional software onto a POSVX Product or using such software, or using a POSVX Product or the Software to access the Internet.

On-site Requirements

Customer shall ensure the following requirements are met for each of its Merchant locations prior to and during the POSVX Product installation appointments for such locations, including the following:
•	Each applicable point of sale (“POS”) retail counter is prepared for the POSVX Product in accordance with the minimum dimensions for each component identified in the launch kit provided by FDMS to Customer

•	Each applicable POS retail counter has grommet hole drilled if CPU box below the counter as may be further specified in the identified in the launch kit

•	Each applicable POS retail counter has valid, working IP connectivity to Internet

•	Network cable in place between stations if multi-lane

•	Specified power to each applicable POS retail counter that meets the specifications in the launch kit

•	Product boxes within short distance from each applicable POS retail counter
In addition, Customer shall ensure that each of its Merchants shall comply with the following during Product installation:
•	Access to POS retail counter with no interruptions by Merchant’s staff or customers

•	Merchant store manager available for scheduling of installation services and sign-off upon completion of installation
C.	PRICES

Customer shall pay to FDMS the fees and charges for the POSVX Products and Services as set forth in Exhibit B. FDMS may increase, change or add to any of the fees for POSVX Products and Services, including those described herein and any added by later amendment, upon at least thirty (30) days advance written notice to Customer.

D.	TERM

Notwithstanding anything in this Agreement to the contrary, FDMS’ obligation to provide the POSVX Products and Services to Customer will terminate automatically without penalty to FDMS upon the earlier of: (i) the termination or expiration of this Agreement or (ii) the occurrence of any event causing FDMS to cease providing the POSVX Products and Services to Customer. In addition, either party may immediately terminate this Paragraph upon written notice if the other party fails to cure a material breach of the terms and conditions set forth in this paragraph within thirty (30) days after receipt of written notice detailing such breach. Upon termination of the POSVX Products and Services, all rights, licenses and sublicenses granted to Customer under this Paragraph, whether real or implied, will immediately terminate but any rights license, or sublicenses granted to Merchants in any APM will remain in full force and effect subject to the terms contained in the applicable APM received by Merchants.

E.	TAXES

Customer shall pay all taxes and similar charges, however designated, which are imposed by any governmental authority by reason of FDMS’ fulfillment of its obligations under this Paragraph except for income taxes payable by FDMS on amounts earned by FDMS or property taxes payable by FDMS on property owned by FDMS. Without limiting the foregoing, Customer shall promptly pay FDMS for any amounts actually paid or required to be collected or paid by FDMS.

F.	WARRANTIES; WARRANTY DISCLAIMERS.

Warranties, if any, for POSVX Products or the Software originate from the third party provider or manufacturer of such products or software (“Vendor”) and, if warranties are made to FDMS, FDMS shall assign any such warranties where assignable. Materials or documents, if any, setting forth warranty terms, conditions, exceptions, exclusions and disclaimers will be contained within the POSVX Product packaging shipped from the Vendor or on the Vendor’s web site. FDMS does not make or provide any warranty with respect to POSVX Products and Services provided under this Paragraph, including the Software or hardware, and specifically disclaims all other warranties of any kind, express or implied, including warranties of merchantability, fitness for a particular purpose or noninfringement, arising out of or related to the POSVX Products and Services or this Paragraph, which are hereby excluded by agreement of the parties.

G.	SOFTWARE

FDMS hereby grants to Customer a non-exclusive, non-transferable limited right to distribute to its Merchants the Software solely in connection with Customer’s resale and distribution of the POSVX Products to such Merchants. Customer acknowledges that the Software is owned and copyrighted by third party suppliers, including Hewlett-Packard Co. (“HP”) and Microsoft Corp. (“Microsoft”), and nothing in this Paragraph confers any title or ownership of the Software to Customer or its Merchants or shall be construed as a sale of any rights in the Software to Customer or its Merchants. Customer acknowledges that the only right Customer obtains to the Software is the right to distribute the Software in accordance with the terms of this Paragraph and that Customer will not remove, omit or alter any label or copyright on or in the Software or POSVX Product. Customer agrees that it shall not modify, disassemble, or decompile the Software.

Customer will deliver to its Merchants, as applicable, the Microsoft Certificate of Authenticity (“COA”) and APM together with each POSVX Product, in the POSVX Product’s original packaging, and will not quote a separate price for the Software. Customer agrees to provide reasonable assistance to FDMS in any investigation of an incident where Customer or any party within the Customer’s distribution channels delivers the COA and APM separate from the POSVX Product or quotes a separate price for the Microsoft operating system, the Microsoft application software, or both. Customer shall take all commercially reasonable steps to follow notice of any kind provided by FDMS, Microsoft or HP regarding any Microsoft products.

Customer acknowledges and agrees that if Customer does not comply with the terms of this Paragraph, including the foregoing, FDMS may immediately terminate this Paragraph without further obligation to provide the POSVX Products and Services to Customer. Notwithstanding anything else to the contrary herein or elsewhere, Customer shall indemnify FDMS for all damages and from all costs, including reasonable attorney’s fees, relating to claims by HP, Microsoft or other third parties relating to Customer’s unauthorized distribution of HP, Microsoft or other third party Vendors’ products or software only as specifically related to the sale of the POSVX Products by the Customer as outlined herein. Customer shall defend, indemnify and hold harmless FDMS from any claim by a third party arising out of Customer’s breach of its obligations under this Paragraph.

H.	MARKETING

Customer shall not use the name, trademarks, logos, service marks or trade names of FDMS or any Vendors in connection with any press release, representation, solicitation, advertising, promotion, or sales or marketing publication without prior full disclosure to and written permission from FDMS. Customer acknowledges and agrees that it shall not distribute to its employees, agents, independent contractors, or Merchants any marketing related materials which directly or indirectly reference a Vendor without FDMS’ prior written consent, which will be given by FDMS in its sole discretion.

I.	INDEPENDENT CONTRACTORS.

The parties are acting hereunder as independent contractors in the making and performance of their respective obligations under this Paragraph, and are not, and shall not be construed to be, an employee, agent, or servant of each other or any Vendor or to create a partnership, joint venture or agency of any kind.”
          4. Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement.
          5. This Amendment, together with all exhibits attached hereto, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. In the event of a conflict between this Amendment and the Service Agreement as it relates to the subject matter hereof, the terms of this Amendment shall control. Otherwise, all terms and conditions of the Service Agreement shall likewise apply to this Amendment.
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

iPayment, Inc.		First Data Merchant Services Corporation

By:	/s/ Joseph Jorling	By:	/s/ Rick Learch

Name:	Joseph Jorling	Name:	Rick Learch
Title:	C.O.O.	Title:	SVP
Date:	7/20/2007	Date:	7/12/07